   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                          HARRAH'S ENTERTAINMENT, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                                          7993                    62-1411755
 (State or other jurisdiction                          (Primary Standard          (I.R.S. Employer
              of                                          Industrial            Identification No.)
incorporation or organization)                    Classification Code Number)

                               ONE HARRAH'S COURT
                              LAS VEGAS, NV 89119
                                 (702) 407-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        HARRAH'S OPERATING COMPANY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                          7993                    75-1941623
 (State or other jurisdiction                          (Primary Standard          (I.R.S. Employer
              of                                          Industrial            Identification No.)
incorporation or organization)                    Classification Code Number)

                               ONE HARRAH'S COURT
                              LAS VEGAS, NV 89119
                                 (702) 407-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           STEPHEN H. BRAMMELL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          HARRAH'S ENTERTAINMENT, INC.
                               ONE HARRAH'S COURT
                              LAS VEGAS, NV 89119
                                 (702) 407-6000

                                    COPY TO:

         EDWARD SONNENSCHEIN, JR., ESQ.                                 BRAD L. KERBY, ESQ.
                LATHAM & WATKINS                              ASSOCIATE GENERAL COUNSEL AND SECRETARY
        633 WEST FIFTH STREET, SUITE 4000                          HARRAH'S ENTERTAINMENT, INC.
       LOS ANGELES, CALIFORNIA 90071-2007                               ONE HARRAH'S COURT
                 (213) 485-1234                                         LAS VEGAS, NV 89119
                                                                          (702) 407-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                       ----------------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

        TITLE OF EACH CLASS OF             AMOUNT TO BE       PROPOSED OFFERING   PROPOSED AGGREGATE        AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER NOTE(1)    OFFERING PRICE(1)    REGISTRATION FEE
8.00% Senior Notes due 2011...........     $500,000,000             100%             $500,000,000           $125,000

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                        HARRAH'S OPERATING COMPANY, INC.

                          HARRAH'S ENTERTAINMENT, INC.

                               OFFER TO EXCHANGE

                      $500,000,000 PRINCIPAL AMOUNT OF ITS
                          8.00% SENIOR NOTES DUE 2011,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
  FOR ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 8.00% SENIOR NOTES DUE 2011

                             ---------------------

                      MATERIAL TERMS OF THE EXCHANGE OFFER

    - The exchange offer expires at 5:00 p.m., New York City time, on
                 , 2001, unless extended.

    - We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

    - You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

    - The exchange notes will not be listed on any securities exchange. A public market for the exchange notes may not develop, which could make selling the exchange notes difficult. If a market for the exchange notes develops, the exchange notes could trade at prices that are higher or lower than the initial prices of the unregistered notes.

    - The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

    - The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

    - You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

    - Our affiliates may not participate in the exchange offer.

    - The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS DOCUMENT FOR A DESCRIPTION OF THE RISKS YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.

                             ---------------------

We are not making this exchange offer in any state where it is not permitted.

None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2001.

    We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

    The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus to you.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, they will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                            ------------------------

                               TABLE OF CONTENTS

Forward-Looking Statements..................................      2
Summary.....................................................      3
The Exchange Offer..........................................      3
The Exchange Notes..........................................      5
Risk Factors................................................     10
The Exchange Offer..........................................     13
Use Of Proceeds.............................................     23
Recent Developments.........................................     23
Capitalization..............................................     26
Selected Financial Data.....................................     27
Regulation And Licensing....................................     29
Description Of Notes........................................     30
Plan Of Distribution........................................     45
Legal Matters...............................................     45
Experts.....................................................     45
Where You Can Find More Information.........................     46
Documents Incorporated By Reference.........................     47

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements, including, in particular, the statements about our plans, strategies and properties under the heading "Summary." These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to:

    - economic, bank, equity and debt market conditions;

    - changes in laws or regulations;

    - third-party relations and approvals;

    - decisions of courts, regulators and governmental bodies;

    - factors affecting leverage, including interest rates;

    - abnormal gaming holds; and

    - the effects of competition.

                                    SUMMARY

    IN THIS PROSPECTUS, THE WORDS "COMPANY," "HARRAH'S," "WE," "OUR," "OURS," AND "US" REFER TO HARRAH'S ENTERTAINMENT, INC., A DELAWARE CORPORATION ("HARRAH'S ENTERTAINMENT"), AND ITS WHOLLY OWNED SUBSIDIARY, HARRAH'S OPERATING COMPANY, INC., A DELAWARE CORPORATION ("HARRAH'S OPERATING"), UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. THE "DESCRIPTION OF NOTES" SECTION OF THIS PROSPECTUS CONTAINS MORE DETAILED INFORMATION REGARDING THE TERMS AND CONDITIONS OF THE NOTES.

                               THE EXCHANGE OFFER

The Exchange Offer...........................  We are offering to exchange our exchange notes for our outstanding private notes properly tendered and
                                               accepted. You may tender outstanding notes only in
                                               denominations of $1,000 and multiples of $1,000. We
                                               will issue the exchange notes on or promptly after
                                               the exchange offer expires. As of the date of this
                                               prospectus, $500,000,000 principal amount of private
                                               notes is outstanding.

Expiration Date..............................  The exchange offer will expire at 5:00 p.m., New York
                                               City time, on            , 2001, unless extended, in
                                               which case the expiration date will mean the latest
                                               date and time to which we extend the exchange offer.

Conditions to the Exchange Offer.............  The exchange offer is not subject to any conditions other than that it not violate applicable law or any
                                               applicable interpretation of the staff of the SEC.
                                               The exchange offer is not conditioned upon any
                                               minimum principal amount of private notes being
                                               tendered for exchange.

Procedures for Tendering Private
  Notes......................................  If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must
                                               transmit to the Bank One Trust Company, National
                                               Association, as exchange agent, on or before the
                                               expiration date, either:

                                                   - a computer generated message transmitted
                                                   through The Depository Trust Company's Automated
                                                     Tender Offer Program system and received by the
                                                     exchange agent and forming a part of a
                                                     confirmation of book-entry transfer in which
                                                     you acknowledge and agree to be bound by the
                                                     terms of the letter of transmittal; or

                                                   - a properly completed and duly executed letter
                                                   of transmittal, which accompanies this
                                                     prospectus, or a facsimile of the letter of
                                                     transmittal, together with your private notes
                                                     and any other required documentation, to the
                                                     exchange agent at its address listed in this
                                                     prospectus and on the front cover of the letter
                                                     of transmittal.

                                               If you cannot satisfy either of these procedures on a
                                               timely basis, then you should comply with the
                                               guaranteed delivery procedures described below. By
                                               executing the letter of transmittal, you will make
                                               the representations to us described under "The
                                               Exchange Offer--Procedures for Tendering."

Special Procedures for Beneficial Owners.....  If you are a beneficial owner whose private notes are registered in the name of a broker, dealer,
                                               commercial bank, trust company or other nominee and
                                               you wish to tender your private notes in the exchange
                                               offer, you should contact the registered holder
                                               promptly and instruct the registered holder to tender
                                               on your behalf. If you wish to tender on your own
                                               behalf, you must either (1) make appropriate
                                               arrangements to register ownership of the private
                                               notes in your name or (2) obtain a properly completed
                                               bond power from the registered holder, before
                                               completing and executing the letter of transmittal
                                               and delivering your private notes.

Guaranteed Delivery Procedures...............  If you wish to tender your private notes and time will not permit the documents required by the letter
                                               of transmittal to reach the exchange agent before the
                                               expiration date, or the procedure for book-entry
                                               transfer cannot be completed on a timely basis, you
                                               must tender your private notes according to the
                                               guaranteed delivery procedures described in this
                                               prospectus under the heading "The Exchange
                                               Offer--Guaranteed Delivery Procedures."

Acceptance of Private Notes and Delivery of
  Exchange Notes.............................  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for
                                               exchange any and all private notes which are validly
                                               tendered in the exchange offer and not withdrawn
                                               before 5:00 p.m., New York City time, on the
                                               expiration date.

Withdrawal Rights............................  You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the
                                               expiration date, by complying with the procedures for
                                               withdrawal described in this prospectus under the
                                               heading "The Exchange Offer--Withdrawal of Tenders."

Liquidated Damages...........................  We issued the private notes on January 29, 2001, to the initial purchasers pursuant to a purchase
                                               agreement. At the same time, we entered into a
                                               registration rights agreement with the initial
                                               purchasers requiring us to make the exchange offer.
                                               The registration rights agreement also required us
                                               to:

                                                   - cause the registration statement filed with
                                                   respect to the exchange offer to be declared
                                                     effective by July 28, 2001; and

                                                   - consummate the exchange offer by August 27,
                                                     2001.

Exchange Agent...............................  Bank One Trust Company, National Association, the
                                               trustee under the indenture governing the private
                                               notes, is serving as the exchange agent.

Consequences of Failure to Exchange Notes....  If you do not exchange your private notes for exchange notes, you will continue to be subject to
                                               the restrictions on transfer provided in the private
                                               notes and in the indenture governing the private
                                               notes. In general, the private notes may not be
                                               offered or sold, unless registered under the
                                               Securities Act, except pursuant to an exemption from,
                                               or in a transaction not subject to, the Securities
                                               Act and applicable state securities laws. We do not
                                               currently plan to register the private notes under
                                               the Securities Act.

Registration Rights Agreement................  You are entitled to exchange your private notes for exchange notes with substantially identical terms.
                                               The exchange offer satisfies this right. After the
                                               exchange offer is completed, you will no longer be
                                               entitled to any exchange or registration rights with
                                               respect to your private notes. Under the
                                               circumstances described in the registration rights
                                               agreement, you may require us to file a shelf
                                               registration statement under the Securities Act.

    We explain the exchange offer in greater detail beginning on page 13.

                               THE EXCHANGE NOTES

    The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes and both the private notes and the exchange notes, collectively, the "notes," are governed by the same indenture.

Total Amount of Notes Offered................  $500,000,000 principal amount of 8.00% Senior Notes due 2011.

Maturity.....................................  February 1, 2011.

Interest.....................................  8.00% per year.

Interest Payment Dates.......................  February 1 and August 1, beginning on August 1, 2001.
                                               Interest will accrue from the issue date of the
                                               notes.

Optional Redemption..........................  We may redeem some or all of the exchange notes at any time at the redemption price described in the
                                               "Description of Notes" section under the heading
                                               "Optional Redemption," plus accrued interest to the
                                               date of redemption.

Guarantee....................................  Harrah's Entertainment unconditionally guarantees the notes. However, because Harrah's Entertainment's sole
                                               material asset is its equity interest in Harrah's
                                               Operating, Harrah's Entertainment is dependent on the
                                               receipt of dividends or other payments from Harrah's
                                               Operating to make payments on the guarantee of the
                                               notes.

Ranking......................................  The notes are unsecured senior obligations of
                                               Harrah's Operating. At September 30, 2000, after
                                               giving effect to the issuance of the notes, the notes
                                               would have ranked equal in right of payment with
                                               $1,697.9 million of other senior indebtedness of
                                               Harrah's Operating, including $974.8 million under
                                               our credit facility. However, $102.0 million of such
                                               indebtedness represents obligations of our
                                               subsidiaries, all of which would effectively rank
                                               senior to the notes.

Covenants....................................  The indenture governing the notes contains covenants that limit our ability and our subsidiaries' ability
                                               to:
                                               - enter into certain sale and lease-back
                                               transactions;
                                               - incur liens on our assets to secure debt;
                                               - merge or consolidate with another company; and
                                               - transfer or sell substantially all of our assets.
                                               For more details, see the "Additional Covenants of
                                               Harrah's Operating" section under the headings
                                               "Description of Notes" and "Merger, Consolidation or
                                               Sale of Assets" in this prospectus.

Form of Exchange Notes.......................  The exchange notes will be represented by one or more permanent global certificates, in fully registered
                                               form, deposited with a custodian for, and registered
                                               in the name of a nominee of, The Depository Trust
                                               Company, as depositary. You will not receive exchange
                                               notes in certificated form unless one of the events
                                               described under the heading "Book-Entry; Delivery;
                                               Form and Transfer--Transfers of Interests in Global
                                               Notes for Certificated Notes" occurs. Instead,
                                               beneficial interests in the exchange notes will be
                                               shown on, and transfers of these notes will be
                                               effected only through, records maintained in
                                               book-entry form by The Depository Trust Company and
                                               its participants.

Use of Proceeds..............................  We will not receive any cash proceeds in the exchange offer.

    We explain the exchange notes in greater detail beginning on page 30.

                                  THE COMPANY

    We are one of the leading casino entertainment companies in the United States, operating in more markets than any other casino company and offering a Harrah's casino experience within a three-hour drive of one-third of the U.S. population. Our casino entertainment facilities, operating under the Harrah's, Rio, Showboat and Players brand names, include eight land-based casinos, nine riverboat or dockside casinos, and three casinos on Indian reservations. In addition, during the first quarter of 2000, we signed a definitive agreement with the Rincon San Luiseno Band of Mission Indians to build and manage a $125 million casino and hotel on Rincon tribal land. The Tribe began operations of a temporary casino on January 11, 2001. We do not manage the Tribe's temporary casino. We also own a non-controlling interest in and manage the only land-based casino in New Orleans, Louisiana.

    The following table sets forth our gaming operations as of September 30, 2000, including number of hotel rooms, slots and gaming tables, and casino square footage.

                                                                        CASINO
                                                                        SQUARE     HOTEL                    GAMING
MARKET/PROPERTY                                       TYPE OF CASINO   FOOTAGE     ROOMS         SLOTS      TABLES
---------------                                       --------------   --------   --------      --------   --------
ATLANTIC CITY, NEW JERSEY
  Harrah's Atlantic City............................  Land-based        89,600     1,174(1)      3,055         83
  Atlantic City Showboat............................  Land-based       100,000       800         3,472         75
LAS VEGAS, NEVADA
  Harrah's Las Vegas................................  Land-based        89,000     2,616         1,759         74
  Rio Suite Hotel & Casino..........................  Land-based       109,500     2,548         2,276         93
LAKE TAHOE, NEVADA
  Harrah's Lake Tahoe...............................  Land-based        65,500       528         1,670         80
  Bill's Lake Tahoe.................................  Land-based         1,800        --           582         19
NEW ORLEANS, LOUISIANA
  Harrah's New Orleans(2)...........................  Land-based       100,000        --         2,761        127
RENO, NEVADA
  Harrah's Reno.....................................  Land-based        57,000       958         1,489         60
LAUGHLIN, NEVADA
  Harrah's Laughlin.................................  Land-based        47,000     1,579         1,144         40
LAKE CHARLES, LOUISIANA
  Harrah's Lake Charles.............................  Riverboat         28,300       268         1,472         64
CHICAGO, ILLINOIS AREA
  Harrah's Joliet (Illinois)(3).....................  Dockside          37,200       204         1,127         33
  Harrah's East Chicago (Indiana)...................  Riverboat         49,200        --(4)      1,883         71
METROPOLIS, ILLINOIS
  Players Island Casino Metropolis(5)...............  Dockside          22,500        --         1,050         32
TUNICA, MISSISSIPPI
  Harrah's Tunica...................................  Dockside          50,000       200         1,457         23
VICKSBURG, MISSISSIPPI
  Harrah's Vicksburg................................  Dockside          20,900       117           748         15
SHREVEPORT, LOUISIANA
  Harrah's Shreveport...............................  Dockside          22,550        --(6)      1,167         30
NORTH KANSAS CITY, MISSOURI
  Harrah's North Kansas City(7).....................  Dockside          62,100       198         2,217         61
ST. LOUIS, MISSOURI
  Harrah's St. Louis Riverport......................  Dockside         120,000       291         3,239         81
PHOENIX, ARIZONA                                       Indian
  Harrah's Phoenix Ak-Chin Casino...................  Reservation       38,000        --(8)        475         13
CHEROKEE, NORTH CAROLINA                               Indian
  Harrah's Cherokee Smoky Mountains Casino..........  Reservation       60,000        --(9)      2,594         --
TOPEKA, KANSAS                                         Indian
  Harrah's Prairie Band Casino-Topeka...............  Reservation       26,200       100           962         32

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------

(1) In April 2000, we announced plans for a 450-room expansion at Harrah's Atlantic City, expected to be completed in the first quarter of 2002.

(2) Harrah's New Orleans is owned by JCC Holding Company, which is approximately 43% owned by us. We also manage the casino.

(3) We plan to convert Harrah's Joliet from a docked riverboat operation to a dockside barge configuration, which is expected to be completed in the fourth quarter of 2001.

(4) We currently are in the process of constructing a 292-room hotel at Harrah's East Chicago, which is expected to be completed in the first quarter of 2002.

(5) Players Island Casino Metropolis is expected to be converted to Harrah's in the third quarter of 2001.

(6) We currently are in the process of constructing a 514-room hotel at Harrah's Shreveport, which is expected to be completed in the first quarter of 2001.

(7) Construction is underway to enlarge the dockside barge facility at Harrah's North Kansas City. When this construction is completed in the third quarter of 2001, we plan to consolidate the casino operations into this facility and remove the riverboat casino from service to increase operation efficiencies.

(8) Construction of a 146-room hotel is currently underway and is expected to be completed in the first quarter of 2001.

(9) Construction of a 250-room hotel is currently underway and is expected to be completed in the fourth quarter of 2001.

BRAND STRATEGY

    We seek to differentiate ourselves by building the industry's only national brand. To accomplish this objective, we have invested significant time and resources learning who the best customers in our industry are and what they want from a gaming experience. We are building our brand with a focus on the broad middle market gaming segment, but because of our strategy, we are uniquely positioned to appeal to those customers that play in more than one market. We believe that these customers represent 12% of the industry's customers, but generate 55% of the industry's revenue. Our strategy is comprised of four integrated components which we believe combine to create a sustainable competitive advantage for Harrah's. These four elements are national geographic distribution, quality facilities, proprietary technology and superior customer service.

    NATIONAL GEOGRAPHIC DISTRIBUTION

        Geographic distribution serves as the foundation of our strategy. We currently operate 21 casinos in 17 markets in the United States, more than any other casino operator. As a result, we not only have diversified sources of revenue and earnings, but this geographic distribution allows us to develop relationships with a large number of customers in many markets. Because many of our markets have a limited number of gaming licenses, most of which have already been allocated, we believe it will be difficult for a competitor to duplicate our nationwide scope. In addition, through strategic growth opportunities, we expect to continue to expand our distribution and build even greater access to our target customers.

    QUALITY FACILITIES

        We have completed a large investment program in our facilities to ensure consistent quality among our properties as a necessary component in building a national brand. Our ongoing maintenance capital expenditure program ensures that our properties maintain a high level of quality and meet the expectations of our target customer. In 2001, our capital program includes: a 450-room expansion of Harrah's Atlantic City; construction of a 292-room hotel at Harrah's East Chicago; completion of a 514-room hotel and shoreside expansion at Harrah's Shreveport; expanding the casino floor at Harrah's North Kansas City; converting Harrah's Joliet from a cruising riverboat operation to a dockside barge configuration to take full advantage of dockside gaming in this market; and converting Players Metropolis to a Harrah's branded property, including upgrading the existing riverboat.

    PROPRIETARY TECHNOLOGY

        We have invested in proprietary technology and tools that help us better market to and understand our customers. Our proprietary technology not only enables us to market effectively and efficiently but also gives us the ability to operate centralized back office systems to achieve economies of scale and synergies. Our patent tiered player card program, Total Rewards, is the only program in the casino industry that rewards and recognizes casino customers on a nationwide basis. Total Rewards allows customers to earn credits based on play. The number of credits establishes the Total Rewards tier--Gold, Platinum, or Diamond--that a player qualifies. Each tier provides a different level of benefits so that the more credits a player earns by playing within Harrah's family of brands, the more benefits the player gains. Total Rewards is available in all Harrah's branded properties as well as Rio and Showboat. Credits can also be redeemed for cash, merchandise, food, lodging or show tickets at any Harrah's Entertainment casino across the country. There are currently over 19 million records in our customer database. Total Rewards was launched in September 1997. Total Rewards integrates all of our Harrah's casinos and, as such, serves as a platform on which we are able to build national brand loyalty.

    SUPERIOR CUSTOMER SERVICE

        We are committed to ensuring that our employees deliver a recognizable, differentiated customer experience based on level of play. Our goal is to increase the number of target customers who visit our casinos and to capture a greater share of their gaming budget. The key to this strategy is having highly capable, motivated employees that engender customer loyalty in local markets, and then capturing the revenues generated by these loyal customers when they travel to other markets.

    We believe that our strategy continues to evolve and build loyalty with our target customer through the use and development of our unique capabilities in addition to the four integrated components described above. We have developed unique capabilities such as Total Rewards, sophisticated direct marketing and telemarketing tools and programs, enhanced revenue management systems, Internet capabilities and data mining and data modeling capabilities. These capabilities, together with our information rich and extensive customer database, allow us to build loyalty that translates into same store sales growth.

    Our principal executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000.

RECENT DEVELOPMENTS

    Please see "Recent Developments" for a discussion of certain events that should be considered by investors, including the following:

    - release of unaudited fourth quarter and full year 2000 earnings information;

    - on December 6, 2000, National Airlines, Inc., filed a petition under Chapter 11 of the United States Bankruptcy Code; and

    - on January 4, 2001, JCC Holding Company, the owner and operator of the New Orleans, Louisiana land-based casino managed by one of our subsidiaries, filed a petition under Chapter 11 of the United States Bankruptcy Code.

                                  RISK FACTORS

    YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS BEFORE INVESTING IN THE NOTES. AMONG THE FACTORS THAT MAY ADVERSELY AFFECT AN INVESTMENT IN THE NOTES ARE THE FOLLOWING:

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We currently have a significant amount of indebtedness. At September 30, 2000, after giving effect to this offering, our total consolidated indebtedness would have been approximately $2,942.3 million. See "Capitalization."

    The notes will not restrict our ability to borrow substantial additional unsecured indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could increase.

    Our indebtedness could have important consequences for the holders of the notes, including:

    - limiting our ability to satisfy our obligations with respect to the notes;

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

    - requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - disadvantaging us compared to competitors with less indebtedness.

SERVICING OUR INDEBTEDNESS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Harrah's Entertainment is a holding company and Harrah's Operating conducts substantially all of its operations through its subsidiaries. As a result, our ability to meet our debt service obligations substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    Based on our current level of operations and recent acquisitions, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the next few years.

    We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

ALTHOUGH THESE NOTES ARE REFERRED TO AS "SENIOR NOTES," THEY WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND THE INDEBTEDNESS OF OUR SUBSIDIARIES.

    The notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. In addition, our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor. Assuming we had completed this offering on September 30, 2000, these notes would have been effectively junior to approximately $102.0 million of indebtedness of subsidiaries of Harrah's Operating.

WE MAY INCUR ADDITIONAL LOSSES RELATED TO THE NEW ORLEANS LAND-BASED CASINO.

    On January 4, 2001, JCC Holding Company, the owner and operator of the New Orleans, Louisiana land-based casino managed by one of our subsidiaries pursuant to a contract, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. On January 12, 2001, JCC Holding filed a plan of reorganization which was supported by us, and the bank lenders and bondholders of JCC Holding. On the basis of the plan filed, we are recording reserves of approximately $220 million against the loans, interest, deferred fees and other receivables we hold for JCC Holding. For a more detailed discussion, please see "Recent Developments--Fourth Quarter Earnings Information."

    Consummation of the bankruptcy plan is subject to approval of the City of New Orleans and the State of Louisiana, each of which must make financial concessions as part of the plan. Approval from the State requires action by the legislature at a special session. In order for the plan to be consummated, it is important that such approvals be obtained on an accelerated basis. It is possible that such approvals will not be obtained on a timely basis or at all. If the plan is not consummated because such approval has not been obtained or for any other reason, it is possible that JCC Holding would be liquidated and we may be required to take additional write-offs of up to $98 million, representing $73 million of exposure at December 31, 2000, with $25 million of potential funding through March 31, 2001. In addition, it is possible that other stakeholders in the casino could pursue litigation against us, although none has been filed or threatened to date. It is also possible that a plan could be consummated with modifications that would require additional write-offs.

    After a plan is consummated, we could face additional losses relating to the New Orleans casino. In connection with the plan, we will receive $51 million in term debt of the reorganized company and we may provide or guarantee
$35 million in revolving debt of the reorganized company and guarantee tax payments to the state. We will also be incurring obligations as the manager of the casino under a contract. The plan which is consummated could also contain additional obligations. If the casino experiences financial difficulty following consummation of a plan, we could incur additional losses and liabilities.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

    There is no existing trading market for the notes. Although the initial purchasers of the private notes have informed us that they currently intend to make a market in the notes they have no obligation to do so and may discontinue making a market at any time without notice. The notes are subject to restrictions on transfer, which are described under the "Notice to Investors" section of this prospectus.

    We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on the Nasdaq National Market.

    The liquidity of any market for the notes will depend on a number of factors, including:

    - the number of holders of the notes;

    - our performance;

    - the market for similar securities;

    - the interest of securities dealers in making a market in the notes; and

    - prevailing interest rates.

    We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We sold the private notes on January 29, 2001, to Salomon Smith
Barney Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., BNY Capital
Markets, Inc., CIBC World Markets Corp., Commerzbank Capital Markets Corp., Credit Lyonnais Securities (USA) Inc., Fleet Securities, Inc., SG Cowen Securities Corporation, Wasserstein Perella Securities, Inc., and Wells Fargo Brokerage Services, LLC, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on January 29, 2001. Pursuant to the registration rights agreement, we agreed that we would:

    (1) file a registration statement with the SEC with respect to the exchange notes on or before April 29, 2001;

    (2) use our best efforts to cause the registration statement to be declared effective by the SEC on or before July 28, 2001;

    (3) use our best efforts to complete the exchange offer by August 27, 2001;

    (4) use our best efforts to keep the registration statement effective until the closing of the exchange offer;

    (5) use our best efforts to keep the exchange offer open for a period of not less than 20 business days; and

    (6) use our best efforts to cause the exchange offer to be completed no later than the 30th business day after it is declared effective by the SEC.

    Upon the effectiveness of the registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

RESALE OF THE EXCHANGE NOTES

    Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see EXXON CAPITAL HOLDINGS CORPORATION, available
May 13, 1988, MORGAN STANLEY & CO. INCORPORATED, available June 5, 1991 and SHEARMAN & STERLING, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are:

    - a broker-dealer who purchases the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

    - you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

    In addition, if:

    - you are a broker-dealer, or

    - you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

    Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

    The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

    - we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

    - holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

    The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

    As of the date of this prospectus, $500,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

    You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

    We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

    If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term expiration date will mean 5:00 p.m., New York City time on
            , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

    To extend the exchange offer, we will:

    - notify the exchange agent of any extension orally or in writing; and

    - mail to each registered holder an announcement that will include disclosure of the approximate number of private notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our reasonable discretion:

    - to delay accepting any private notes:

    - to extend the exchange offer; or

    - if any conditions listed below under "--Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

    We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 8.00% per annum. Interest will be payable semi-annually in arrears on February 1 and August 1, commencing August 1, 2001.

    You will receive interest on August 1, 2001 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the private notes from the date of issuance to the day preceding the date of exchange for exchange notes. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

PROCEDURES FOR TENDERING

    You may tender private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

    - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

    - have the signatures guaranteed if required by the letter of transmittal;
      and

    - mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "--Exchange Agent" for receipt before the expiration date.

    In addition, either:

    - the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

    - the exchange agent must receive a timely confirmation of a book-entry transfer of the private notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

    - you must comply with the guaranteed delivery procedures described below.

    Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. WE RECOMMEND THAT INSTEAD OF DELIVERY BY MAIL, YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR PRIVATE NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE TRANSACTIONS DESCRIBED ABOVE FOR YOU.

    If you are a beneficial owner of private notes whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the private notes you must either:

    - make appropriate arrangements to register ownership of the private notes in your name; or

    - obtain a properly completed bond power from the registered holder.

    The transfer of registered ownership may take considerable time. Unless the private notes are tendered:

    (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

    (2) for the account of:

       - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

       - a commercial bank or trust company having an office or correspondent in the United States; or

       - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders."

    If the letter of transmittal is signed by a person other than the registered holder, the private notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the private notes.

    If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

    A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the unregistered notes tendered, or a timely confirmation received by a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for unregistered notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered unregistered notes, or a timely confirmation received of a book-entry transfer of unregistered notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

    The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

    While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "--Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

    By tendering, you will be making several representations to us including that:

    (1) the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

    (2) you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

    (3) you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

    (4) you satisfy specific requirements of your state's securities regulations;

    (5) if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

    (6) if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 and Item 508, as applicable, of Regulation S-K under the Securities Act; and

    (7) you are not our affiliate as defined in Rule 405 under the Securities
       Act.

    If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

    If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of private notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the private notes to an account maintained with the depositary as promptly as practicable.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the private notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under "--Exchange Agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your private notes and (1) the notes are not immediately available or (2) you cannot deliver the private notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

    (a) the tender is made through an eligible guarantor institution;

    (b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

       - states your name and address, the certificate number(s) of the private notes and the principal amount of private notes tendered,

       - states that the tender is being made by that notice of guaranteed delivery, and

       - guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

    (c) within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer and all other documents required by the letter of transmittal.

    Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m., New York time, on the expiration date.

    To withdraw a tender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

    - specify the name of the person who deposited the private notes to be withdrawn;

    - identify the private notes to be withdrawn, including the certificate number(s) and principal amount of the private notes;

    - be signed in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees; and

    - if applicable because the unregistered notes have been tendered under the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the person having tendered the unregistered notes to be withdrawn.

    We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time before the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

    If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

    - refuse to accept any private notes and return all tendered private notes to you;

    - extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

    - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

    If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

TERMINATION OF RIGHTS

    All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

    - to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act;

    - to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A;

    - provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date; and

    - use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer restricted securities by broker-dealers for a period of up to two years.

SHELF REGISTRATION

    If (1) applicable law or SEC policy does not permit the exchange offer or
(2) you notify us before the 20th business day following the completion of the exchange offer that:

    - you are prohibited by law or SEC policy from participating in the exchange offer;

    - you may not resell the exchange notes acquired by you in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the registration statement is not appropriate or available for resales by you; or

    - you are a broker-dealer and hold notes acquired directly from us,

we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by you if you provide us with the necessary information for inclusion in the shelf registration statement.

    For the purposes of the registration rights agreement, "transfer restricted securities" means each private note until the earliest date on which:

    - the private note is exchanged in the exchange offer and entitled to be resold to the public without complying with the prospectus delivery requirements of the Securities Act;

    - the private note is disposed of in accordance with the shelf registration statement;

    - the private note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the registration statement; or

    - the private note is distributed to the public pursuant to Rule 144 under the Securities Act.

ADDITIONAL INTEREST

    In the event of a registration default, as defined in the registration rights agreement, we will pay you liquidated damages in the form of additional interest that will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until all such registration defaults have been cured, but in no event shall such rate exceed 0.50% per annum. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

EXCHANGE AGENT

    We have appointed Bank One Trust Company, National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows.

     BY REGISTERED OR CERTIFIED MAIL, OVERNIGHT DELIVERY, OR HAND DELIVERY:
                          Bank One Trust Company, N.A.
                             235 West Schrock Road
                          Westerville, Ohio 43271-0184
                           Attention: Ms. Lora Marsch
                           Corporate Trust Operations
                                 BY FACSIMILE:
                                 (614) 248-9987

    DELIVERY TO AN ADDRESS OTHER THAN THE ONE STATED ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN THE ONE STATED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our and our affiliates' officers and regular employees may make additional solicitations by telegraph, telephone or in person.

    We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

    We will pay the cash expenses incurred in connection with the exchange offer
which we estimate to be approximately [$      ]. These expenses include
registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take.

    Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

    - to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

    - in a transaction meeting the requirements of Rule 144 under the Securities Act;

    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

    - in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

    - to us; or

    - pursuant to an effective registration statement.

    In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                USE OF PROCEEDS

    The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

                              RECENT DEVELOPMENTS

FOURTH QUARTER AND FULL YEAR 2000 EARNINGS INFORMATION

    On February 7, 2001, we announced a loss of $(0.10) per share for the year ended December 31, 2000. In the announcement, we stated that the loss is due primarily to the following restructuring and other special charges that were recorded in the fourth quarter:

    - Reserves of approximately $220 million related to the previously announced bankruptcy reorganization of JCC Holding Company, which is approximately 43% owned by us. The after tax per share impact of the reserves on the full year and fourth quarter 2000 operating results was approximately $(1.21) and $(1.25), respectively.

    - Reserves of approximately $39 million related to the previously announced bankruptcy reorganization of National Airlines, which is approximately 48% owned by us, in addition to its share of fourth-quarter operating losses, which approximate $2 million. The impact of these reserves on our full year and fourth quarter 2000 diluted earnings per share is $(0.21), after tax.

    - In addition to these reserves, our full year 2000 results included
      $21.8 million in project opening costs and other nonrecurring items. In 1999, we reported $4.2 million in project opening and other nonrecurring costs, as well as gains of $59.8 million from the sales of equity interests in two companies.

    Excluding the reserves, project opening costs and nonrecurring items and the gains on equity interests, our diluted earnings per shares were $1.49 and $1.52 for full year 2000 and 1999, respectively, and $0.20 for fourth quarter 2000 compared with $0.29 for the fourth quarter of 1999.

    Separately, we have previously announced that for 2001 our capital program is expected to total approximately $500 million, including maintenance capital of approximately $175 million and expansion capital of about $325 million. The primary expansion capital expenditures anticipated for 2001 include:

    - approximately $20 million for completion of the Shreveport hotel and shoreside development in the first quarter;

    - approximately $90 million to construct a 450-room hotel addition at Harrah's Atlantic City expected to be completed in first quarter 2002, for a total cost of $110 million;

    - approximately $45 million for a casino floor expansion in North Kansas City, expected to be completed by third quarter of this year;

    - approximately $47 million for a 292-room hotel for East Chicago, expected to be completed by year-end;

    - approximately $65 million for conversion of our existing riverboat configuration to a barge configuration in Joliet to take full advantage of dockside gaming, expected to be completed late 2001; and

    - approximately $42 million to convert Players Metropolis to the Harrah's brand, including upgrading of the existing riverboat, which is expected to be completed in third quarter of 2001.

NATIONAL AIRLINES, INC.

    We, through our subsidiaries, own approximately 48% of National
Airlines, Inc., a Las Vegas, Nevada-based airline, which commenced operations in May 1999. On December 6, 2000, National filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Nevada.

    We recently announced a write-off of our unrecoverable investment and equity losses related to National in the fourth quarter of 2000 totaling approximately $41 million. It is currently unclear whether National will continue to operate or whether it will be liquidated and whether we will have any further involvement with National should it continue to operate. We have an agreement with another National investor pursuant to which that investor is obligated to reimburse us for up to approximately 56% of the amounts that may be funded by us pursuant to certain letters of credit we issued on behalf of National. If that investor fails to perform under this agreement, then we may be required to record additional write-offs of up to $10 million.

NEW ORLEANS CASINO

    On January 4, 2001, JCC Holding Co., owner of Harrah's New Orleans casino, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. On January 12, 2001, JCC Holding announced that its principal creditors and bank lenders agreed to its proposed reorganization plan. On January 15, 2001, our board of directors approved our participation in the proposed plan. We own approximately 43% of JCC Holding, and its New Orleans casino is managed by one of our subsidiaries under contract.

    JCC Holding acknowledged that Louisiana Gov. Mike Foster's administration has agreed to a plan proposal to reduce the minimum annual payment to the state and the guaranty required for those payments. JCC Holding also acknowledged that New Orleans Mayor Marc Morial and the City Council have committed to reducing costs associated with the City lease by $5 million. The Louisiana Legislature must approve, among other things, a reduction in the minimum payment for the reorganization to proceed, and others must also approve all facets of the proposed plan.

    JCC Holding's monthly revenues, which have averaged approximately
$19.7 million since opening in October 1999, have been inadequate to support its current capital structure, minimum payments to the State of Louisiana and costs associated with the ground lease from the City of New Orleans.

    Under the proposed plan:

    - About $500 million of debt would be reduced to $125 million;

    - Current equity would be eliminated;

    - Current JCC Holding bondholders and bank lenders would own 51% of the restructured company;

    - We would own 49%, in exchange for debt we would extinguish;

    - We would appoint three members of a new seven-member board of directors;

    - We would hold about $50 million of the restructured company's $125 million of total debt;

    - The reorganized JCC Holding would obtain a new $35 million revolving-credit facility, which may be provided or guaranteed by us;

    - The management fee JCC Holding would pay us would change. The current fee, which is a base fee of 3% of net revenue as well as an incentive component, would change to an entirely incentive-based fee that would be 30% of earnings before interest, income taxes, depreciation, amortization and management fees;

    - If we are terminated as manager because of performance, JCC Holding would be obliged to repay us amounts advanced under the State guarantee, secure a release from the guarantee or post a letter of credit to cover the balance of the guarantee period, and repay us amounts owed under the management agreement and any revolving line of credit we furnished it;

    - Food and hotel restrictions on Harrah's New Orleans would be relaxed;

    - The minimum payments JCC Holding must make to the State of Louisiana would change to $50 million in the first year and $60 million thereafter. The current minimum payment is $100 million annually;

    - We would guarantee JCC Holding's minimum annual payment obligations to the State of Louisiana for four years. The minimum-payment guarantee provides for us to guarantee Louisiana up to $50 million in the first year, and $60 million in each of the subsequent three years;

    - We would be entitled to an annual guarantee fee of 2% of the amount of risk pursuant to the guarantee, subject to deferral of the first year's fee; and

    - Costs associated with the City lease would be reduced by $5 million annually.

    We cannot assure you that the plan as proposed will be approved and consummated. We recently announced a write-off of approximately $220 million in connection with this reorganization. We cannot assure you that there will not be additional write-offs if the plan as proposed is not approved or if the casino is not successful following the pending bankruptcy proceeding.

                                 CAPITALIZATION

    The following table sets forth our debt and equity capitalization as of September 30, 2000:

    - on a historical basis; and

    - as adjusted to give effect to the offering of the private notes and the application of the net proceeds.

    You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus along with the consolidated financial statements and related notes of Harrah's Entertainment, Rio, Showboat and Players, all of which can be found in our publicly available documents.

                                                                SEPTEMBER 30, 2000
                                                                   (UNAUDITED)
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
SHORT-TERM DEBT, INCLUDING CURRENT PORTION OF LONG-TERM
DEBT:
  Citibank facility.........................................  $  150.0     $     --
  Overnight borrowings......................................      35.0         35.0
  Current portion of long-term debt.........................       3.0          3.0
                                                              --------     --------
    Total...................................................  $  188.0     $   38.0
                                                              ========     ========
LONG-TERM DEBT:
  Revolving Credit Facilities...............................  $1,315.0     $  974.8
  Commercial Paper Program..................................      87.8         87.8
  Atlantic City Mortgage Debt...............................      97.5         97.5
  13% Senior Subordinated Notes due 2009....................       2.4          2.4
  7 1/2% Senior Notes due 2009..............................     498.2        498.2
  7 7/8% Senior Subordinated Notes due 2005.................     750.0        750.0
  Unsecured Notes Payable...................................       1.3          1.3
  Capitalized Lease Obligations.............................       0.8          0.8
  8.00% Senior Notes, net of discount.......................        --        494.5
  Less current portion of long-term debt....................      (3.0)        (3.0)
                                                              --------     --------
    Total long-term debt, net of current portion............   2,750.0      2,904.3
STOCKHOLDERS' EQUITY:
  Total stockholders' equity................................   1,452.5      1,452.3
                                                              --------     --------
    Total capitalization....................................  $4,202.5     $4,356.6
                                                              ========     ========

                            SELECTED FINANCIAL DATA

    The selected consolidated financial data below is derived from our audited consolidated financial statements, except for the financial data for the nine months ended September 30 which is derived from our unaudited consolidated financial statements. You should read the financial data presented below in conjunction with the consolidated financial statements, accompanying notes and management's discussion and analysis of results of operations and financial condition of Harrah's Entertainment, Rio, Showboat and Players, all of which can be found in publicly available documents.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,
                                       (UNAUDITED)                       YEAR ENDED DECEMBER 31,
                                 -----------------------   ----------------------------------------------------
                                 2000(1)      1999(2)      1999(3)    1998(4)    1997(5)    1996(6)    1995(7)
                                 --------   ------------   --------   --------   --------   --------   --------
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA:
  Revenues.....................  $2,616.2     $2,276.9     $3,024.4   $2,004.0   $1,619.2   $1,586.0   $1,578.8
  Income from operations.......     412.5        391.9        481.0      287.8      213.5      236.9      209.4
  Income before income taxes
    and minority interests.....     252.4        266.4        359.6      203.3      183.6      172.1      151.6
  Income before extraordinary
    items......................     149.9        160.3        219.5      121.7      107.5       98.9       78.8
  Net income...................     149.2        149.3        208.5      102.0       99.4       98.9       78.8
  Net income per
    share-diluted..............      1.24         1.16         1.62       1.00       0.98       0.95       0.76
OTHER FINANCIAL AND OPERATING
DATA:
  EBITDA(8)....................     610.6        572.1        756.2      468.0      374.7      335.3      305.1
  Adjusted EBITDA(8)...........     614.7        555.5        718.3      467.5      377.6      408.0      387.1
  Cash flows from operating
    activities.................     470.2        385.2        514.4      300.4      255.1      285.7      213.7
  Interest expense.............     167.8        147.7        193.4      117.3       79.1       70.0       73.9
  Ratio of earnings to fixed
    charges(9).................      2.5x         2.6x         2.7x       2.4x       2.8x       2.8x       1.3x

                                                  AT                           AT DECEMBER 31,
                                            SEPTEMBER 30,    ----------------------------------------------------
                                                 2000          1999       1998       1997       1996       1995
                                            --------------   --------   --------   --------   --------   --------
                                                                        (IN MILLIONS)
BALANCE SHEET DATA:
  Total assets.................                $5,245.2      $4,766.8   $3,286.3   $2,005.5   $1,974.1   $1,636.7
  Short-term debt, including
    current portion of
    long-term debt.............                   188.0           2.9        2.3        1.8        1.8        2.0
  Long-term debt...............                 2,750.0       2,540.3    1,999.4      924.4      889.5      753.7
  Stockholders' equity.........                 1,452.5       1,486.3      851.4      735.5      719.7      585.5

--------------------------

(1) Our results for the first nine months of 2000 include the financial results of Players International, Inc., only from March 22, 2000, the date of its acquisition.

(2) Our results for the first nine months of 1999 includes $16.3 million of gain from the sale of our equity interest in a nonconsolidated affiliate.

(3) Our results for the full year 1999 include $2.2 million in pretax charges for write-downs, reserves and recoveries and $59.8 million of gains from sales of our equity interests in nonconsolidated affiliates. Our results for 1999 also include the financial results of Rio Hotel & Casino, Inc., from January 1, 1999, the date of its acquisition.

(4) Our 1998 results include $7.5 million in pretax charges for write-downs and reserves and a $13.2 million gain on the sale of our equity interest in a nonconsolidated restaurant subsidiary. Our results for 1998 also include the financial results of Showboat, Inc., from June 1, 1998, the date of its acquisition.

(5) Our 1997 results include $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of our equity interest in a New Zealand subsidiary.

(6) Our 1996 results include $52.2 million in pretax charges for write-downs and reserves, primarily related to write-downs of impaired long-lived assets and reserves for contingent liability exposure.

(7) Our 1995 results include $93.3 million in pretax charges for write-downs, primarily related to the predecessor of our New Orleans casino development project.

(8) EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA before write-downs, reserves and recoveries, project opening costs, venture restructuring costs, gains on sales of subsidiary equity interests and nonoperating assets and costs related to a successful ballot initiative in Missouri. See Exhibit 12 to our 1999 Form 10-K for the computations of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are supplemental financial measures used by management, as well as industry analysts, to evaluate our operations. However, EBITDA and Adjusted EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash Flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles and presented in the accompanying Consolidated Financial Statements. All companies do not calculate EBITDA in the same manner. As a result, EBITDA may not be comparable to similarly titled measures presented by other companies.

(9) Ratio computed based on Income before extraordinary items.

                            REGULATION AND LICENSING

    The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits, and approvals (collectively, "Gaming Licenses"). Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Arizona, Kansas and North Carolina, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to tribal ordinances and the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

    Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authority in any jurisdiction we, or any of our subsidiaries, conduct or propose to conduct gaming activities. See "Description of Notes--Mandatory Disposition Pursuant to Gaming Laws." In addition, under the indenture governing the notes, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed to apply for a license, qualification, or finding of suitability as required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. If a holder of notes fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

    - to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

    - to redeem the notes at a redemption price equal to the lesser of (1) the holder's cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

    We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah's Operating's charter also expressly provides that debt securities issued by Harrah's Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.

    The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board and the Indiana Gaming Commission may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority's jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business. Additionally, Indiana requires approval of any debt transaction involving more than $1,000,000.

    Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 20, 2000, the Nevada Gaming Commission granted Harrah's Entertainment and Harrah's Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind its approval for good cause without prior notice upon the issuance of an interlocutory stop order. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the

Nevada State Gaming Control Board as to the accuracy or adequacy of this prospectus, or the investment merits of the notes. Any representation to the contrary is unlawful. The Company received a similar two-year approval from the Mississippi Gaming Commission on August 19, 1999.

    To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see "Governmental Regulation" in Harrah's Entertainment's Annual Report on
Form 10-K for the year ended December 31, 1999, incorporated by reference herein.

                              DESCRIPTION OF NOTES

GENERAL

    The notes will be issued pursuant to an indenture among Harrah's Operating, Harrah's Entertainment and Bank One Trust Company, N.A., as trustee. The notes will mature on February 1, 2011, referred to as the "Maturity Date." Harrah's Operating will issue the notes in fully registered book-entry form only, without coupons, in denominations of $1,000 and integral multiples thereof. Each note will bear interest at the rate of 8.00% from January 29, 2001 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year (each, an "Interest Payment Date"), commencing August 1, 2001, to the persons in whose names such notes are registered at the close of business on the date fifteen days prior to such Interest Payment Date.

    If any Interest Payment Date, date of redemption (the "Redemption Date") or Maturity Date of any of the notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, to the date payment is made. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

    The notes will not be entitled to the benefit of any sinking fund.

    The notes will be unsecured senior Obligations of Harrah's Operating that will rank on a parity with all other unsecured senior Indebtedness of Harrah's Operating from time to time outstanding.

    We may from time to time without notice to, or the consent of, the holders of a series of senior securities, create and issue additional notes, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series of notes with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby. In the event that we issue additional senior notes, we will prepare a new offering memorandum or prospectus.

OPTIONAL REDEMPTION

    The notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

    - 100% of the principal amount of notes then outstanding, or

    - the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption

      Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker.

plus, in either of the above cases, accrued and unpaid interest thereon to the Redemption Date.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date:

    - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or

    - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

    The Adjusted Treasury Rate shall be calculated on the third business day preceding the Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Reference Treasury Dealer" means:

    - each of Salomon Smith Barney and the other initial purchasers and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

    - any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

    We will mail a notice of redemption at least 30 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Neither Harrah's Operating nor Harrah's Entertainment may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to another corporation, person or entity unless:

    - in the case of a merger or consolidation, Harrah's Operating or Harrah's Entertainment, as the case may be, is the surviving person, or

    - the successor or transferee is a corporation organized under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations under the debt securities and the indenture; and

immediately after giving effect to the transaction, no default or Event of Default shall exist under the indenture.

EVENTS OF DEFAULT

    "Event of Default" means with respect to the notes, any of the following:

    - failure to pay principal of any notes when due and payable at maturity, upon redemption or otherwise or failure to deposit a sinking fund payment when and as due in respect of any notes;

    - failure to pay any interest on any notes when due, and such default continues for 30 days;

    - default in the performance or breach of any other covenant or warranty of Harrah's Operating or Harrah's Entertainment in the indenture, which default continues uncured for a period of 60 days after Harrah's Operating receives written notice from the trustee or Harrah's Operating and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

    - certain events of bankruptcy, insolvency or reorganization; and

    - the acceleration of the maturity of any Indebtedness of Harrah's Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah's Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding notes.

    "Non-recourse Indebtedness" means indebtedness with terms providing that the lender's claim for repayment of that indebtedness is limited solely to a claim against the property that secures the indebtedness.

    "Consolidated Net Tangible Assets" means the total amount of assets (including investments in joint ventures) of Harrah's Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom:

    - all of Harrah's Operating's and its subsidiaries' current liabilities, excluding (1) the current portion of long-term indebtedness,
      (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor to a time more than 12 months from the time as of which the amount thereof is being computed; and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah's Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

    If an Event of Default with respect to notes (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to notes has been made, but before the trustee obtains a judgment or decree based on that acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind and annul that acceleration. For information regarding waiver of defaults, see "Modification and Waiver" below.

    The indenture will provide that, subject to the trustee's duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

    The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture and as to any default in such performance.

MODIFICATION AND WAIVER

    We generally may amend the indenture or the notes with the written consent of the holders of a majority in principal amount of the outstanding notes. The holders of a majority in principal amount of the outstanding notes may also waive our compliance in a particular instance with any provision of the indenture with respect to the notes. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

    - reduces the percentage of the principal amount of notes whose holders must consent to an amendment or waiver;

    - reduces the rate of or changes the time for payment of interest, including default interest, on the notes;

    - reduces the principal of or premium on, or changes the fixed maturity of, any notes or reduces the amount of, or postpones the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect to any notes;

    - reduces the principal amount of discount securities payable upon acceleration of maturity;

    - makes the principal of or premium or interest on any notes payable in currency other than that stated in the notes;

    - makes any change to provisions of the indenture concerning waivers of defaults or Events of Default by holders or the rights of holders of notes to recover the principal of, premium or interest on those notes; or

    - waives a default in the payment of the principal of or interest on any notes, except as otherwise provided in the indenture.

    We may amend the indenture or the notes without notice to or the consent of any holder of a debt security:

    - to cure any ambiguity, defect or inconsistency;

    - to comply with the indenture's provisions with respect to successor corporations;

    - to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

    - to provide for certificated or unregistered notes and to make all appropriate changes for such purpose;

    - to add to, change or eliminate any of the provisions of the indenture in respect of one of more series of notes, provided, however, that any such addition, change or elimination (A) (1) does not apply to any notes created prior to the execution of such amendment and entitled to the benefit of such provision, and (2) does not modify the rights of a holder of any such notes with respect to such provision, or (B) becomes effective only when there are no outstanding notes created prior to such amendment and entitled to the benefit of such provision;

    - to make any change that does not adversely affect in any material respect the interest of any holder of notes; or

    - to issue additional notes as permitted by the indenture.

    The holders of a majority in principal amount of the outstanding notes, by notice to the trustee, may waive any existing default or Event of Default and its consequences with respect to the notes other than a default or Event of Default in the payment of the principal of or any interest on any notes; PROVIDED, HOWEVER, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

ADDITIONAL COVENANTS OF HARRAH'S OPERATING

    LIMITATION ON LIENS

    Neither Harrah's Operating nor any of its Subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property or on any Indebtedness or shares of capital stock of, or other ownership interests in, any Subsidiaries (regardless of whether the Consolidated Property, Indebtedness, capital stock or ownership interests were acquired before or after the date of the Indenture) without effectively providing that the notes shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to:

    (1) Liens existing on the date of original issuance of the notes;

    (2) Liens affecting property of a corporation or other entity existing at the time it becomes a Subsidiary of Harrah's Operating or at the time it is merged into or consolidated with Harrah's Operating or a Subsidiary of Harrah's Operating;

    (3) Liens on property existing at the time of acquisition thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

    (4) Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

    (5) Liens which secure Indebtedness owing by a Subsidiary of Harrah's Operating to Harrah's Operating or to a Subsidiary of Harrah's Operating;

    (6) Liens securing Indebtedness of Harrah's Operating the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt;

    (7) purchase money security Liens on personal property;

    (8) Liens securing Indebtedness of Harrah's Operating or any of its Subsidiaries the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of property of Harrah's Operating or any of its Subsidiaries;

    (9) Liens on the stock, partnership or other equity interest of Harrah's Operating or any of its Subsidiaries in any Joint Venture or any such Subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and /or advanced solely to such Joint Venture;

    (10) Liens to government entities, including pollution control or industrial revenue bond financing;

    (11) Liens required by any contract or statute in order to permit Harrah's Operating or a Subsidiary of Harrah's Operating to perform any contract or subcontract made by it with or at the request of a governmental entity;

    (12) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

    (13) Liens for taxes or assessments and similar charges;

    (14) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and

    (15) any extension, renewal, replacement or refinancing of any Indebtedness secured by a Lien permitted by any of the foregoing clauses (1) through (14).

    Notwithstanding the foregoing, Harrah's Operating and any one or more of its Subsidiaries may, without securing the notes, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of Harrah's Operating and its Subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted by the preceding paragraph) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which Harrah's Operating has voluntarily retired Funded Debt) does not at any one time exceed 15% of Consolidated Net Tangible Assets of Harrah's Operating and its consolidated Subsidiaries.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    Neither Harrah's Operating nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction unless either (1) Harrah's Operating or such Subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the notes or (2) Harrah's Operating within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

GUARANTEE OF NOTES

    Harrah's Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah's Operating under the notes. If Harrah's Operating defaults in the payment of the principal of, premium, if any, or interest on such notes when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such notes, Harrah's Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah's Entertainment as guarantor of the notes in certain circumstances, including circumstances in which:

    - Harrah's Operating ceases to be a wholly owned subsidiary of Harrah's Entertainment; or

    - Harrah's Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the "Merger, Consolidation or Sale of Assets" covenant in the indenture, and (1) such transferee entity assumes Harrah's Operating's obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

    Harrah's Entertainment conducts substantially all of its business through Harrah's Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah's Operating. As such, Harrah's Entertainment is dependent on the receipt of dividends or other payments from Harrah's Operating to make payments on the guarantee of the notes. Our credit facility imposes restrictions on Harrah's Operating's ability to pay dividends to Harrah's Entertainment.

LIMITED LIABILITY OF CERTAIN PERSONS

    None of the past, present or future stockholders, incorporators, employee officers or directors, as such, of Harrah's Operating, Harrah's Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in "Business and Properties--Governmental Regulation" in the 1999 Form 10-K of Harrah's Entertainment, which we have incorporated by reference herein. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the notes or the beneficial owner of the notes of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the notes shall be deemed to have agreed, by accepting such notes, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

    If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such notes at a redemption price equal to the lesser of:

    - such person's cost, or

    - 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date or (2) the date of the finding of unsuitability, which may be less than

      30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability. Under the indenture, the trustee must report the names of the record holders of the notes to any gaming authority when required by law.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

    The notes do not contain any provisions which may afford holders of the notes protection in the event either Harrah's Operating or Harrah's Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the notes.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    DEFEASANCE AND DISCHARGE

    The indenture provides that we may be discharged from any and all obligations in respect of the notes, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such notes, to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when we:

    - deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the notes on the dates such payments are due; and

    - deliver to the trustee an opinion of counsel or a ruling from the United States Internal Revenue Service (an "IRS Ruling"), in either case to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS

    The indenture provides that, unless otherwise provided by the terms of the notes, upon compliance with certain conditions:

    - we may omit to comply with certain restrictive covenants contained in the indenture, and

    - any omission to comply with such obligations will not constitute a default or Event of Default with respect to the notes ("covenant defeasance").

    The conditions require, among others, that we:

    - deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the notes on the dates such payments are due; and

    - deliver to the trustee an opinion of counsel or an IRS Ruling, in either case to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

CERTAIN DEFINITIONS

    "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," including, with correlative meanings, the terms "controlled by" and "under common control with," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

    "Consolidated Property" means any property of Harrah's Operating or any of its Subsidiaries.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Funded Debt" means all Indebtedness of Harrah's Operating which
(1) matures by its terms on, or is renewable at the option of any obligor thereon to, a date more than one year after the date of original issuance of such Indebtedness and (2) ranks at least PARI PASSU with the notes.

    "Indebtedness" of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its Subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, "Indebtedness" shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah's Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah's Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized, and an Affiliate shall be deemed to include Jazz Holding Company, a Delaware corporation in which Harrah's Operating indirectly owns a minority interest, and each of its Affiliates.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah's Operating and/or one or more of its Subsidiaries.

    "Lien" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, lien (statutory or otherwise), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

    "Sale and Lease-Back Transaction" means any arrangement with a person (other than Harrah's Operating or any of its Subsidiaries), or to which any such person is a party, providing for the leasing to Harrah's Operating or any of its Subsidiaries for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by Harrah's Operating or any of its Subsidiaries to such person or to any other person (other than Harrah's Operating of any of its Subsidiaries), to which funds have been or are to be advanced by such person on the security of the leased property.

    "Stated Maturity" means, when used with respect to any security or any installment of principal thereof or interest thereon, the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable.

    "Subsidiary" of any specified person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such person, or by one or more other Subsidiaries, or by such person and one or more other Subsidiaries.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (2) the fair value, in the opinion of Harrah's Operating's Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

BOOK-ENTRY, DELIVERY AND FORM

    The notes are being offered and sold within the United States to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes") and to institutional "accredited investors" within the meaning of Rule 501(a)(1), (2),
(3) or (7) of Regulation D of the Securities Act. Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

    Rule 144A Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). Notes purchased by institutional "accredited investors" (as defined in "Notice to Investors" below) that are not qualified institutional buyers will be represented by notes in definitive form registered in the names of such institutional accredited investors. Such institutional accredited investors may not elect to hold the Notes through the The Depository Trust Company ("DTC"). Regulation S Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Clearstream, Luxembourg ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "--Exchanges Between Regulation S Notes and Rule 144A Notes."

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

    Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Notes will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised us that, pursuant to procedures established by it: upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in this system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in those systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., and Chase Manhattan Bank, N.A., as operators of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of these systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to these Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of these interests, may be affected by the lack of a physical certificate evidencing these interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Harrah's Operating, Harrah's Entertainment and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of Harrah's Operating, Harrah's Entertainment, the Trustee or any of the their respective agents has or will have any responsibility or liability for:

    - any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    - any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on the payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither Harrah's Operating and Harrah's Entertainment nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Harrah's

Operating, Harrah's Entertainment and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which the Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute these notes to its Participants.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and may discontinue those procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

    - DTC (1) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary or (2) has ceased to be a clearing agency registered under the Exchange Act;

    - the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

    - there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to these notes. See "Notice to Investors."

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

    Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

    - the exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

    - the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a person:

    - who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

    - purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

    - in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

    Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if the transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

    Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any transfer of this nature, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in the other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

THE TRUSTEE

    The trustee under the indenture is Bank One Trust Company, N.A.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the state of New York.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
[          ], 2001, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Latham & Watkins, Los Angeles, California, and Brad L. Kerby, our Associate General Counsel and Secretary, will issue opinions about certain legal matters with respect to the notes for Harrah's.

                                    EXPERTS

    The audited financial statements of Harrah's Entertainment appearing in Harrah's Entertainment's Annual Report on Form 10-K for the year ended
December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934. Our SEC filings are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the following SEC public reference rooms:

       Judiciary Plaza                Citicorp Center             7 World Trade Center
   450 Fifth Street, N.W.         500 West Madison Street              Suite 1300
   Washington, D.C. 20549         Chicago, Illinois 60661       New York, New York 10048
        202-942-7040                   312-353-7390                   212-748-8000

    You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).

    In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    As long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, we will furnish you, as a holder of the notes, the following:

    - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K;

    - a report with respect to annual information by our independent public accountants; and

    - all reports that would be required to be filed with the SEC on Form 8-K.

    As long as any of the notes remain outstanding and during any period in which we are subject to Section 13 or 15(d) of the Exchange Act, we will provide holder of the notes, security analysts and prospective purchasers with the information required by Rule 144A(d)(4) under the Securities Act at their request.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information Harrah's Entertainment files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah's Entertainment listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 1999;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

    - Proxy Statement on Schedule 14A dated April 6, 2000; and

    - Current Reports on Form 8-K dated April 4, 2000, April 17, 2000, June 13, 2000, November 14, 2000, November 20, 2000, December 7, 2000, January 2, 2001, January 4, 2001, January 16, 2001, January 19, 2001, January 29,
      2001, and February 7, 2001.

    You may request a free copy of these filings by writing or telephoning us at the following address:

                         Attention: Corporate Secretary
                          Harrah's Entertainment, Inc.
                               One Harrah's Court
                            Las Vegas, Nevada 89119
                                 (702) 407-6000

                        HARRAH'S OPERATING COMPANY, INC.

                  OFFER TO EXCHANGE UP TO $500,000,000 OF ITS
                          8.00% SENIOR NOTES DUE 2011
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR UP TO $500,000,000 OF ITS OUTSTANDING
                          8.00% SENIOR NOTES DUE 2011

                             ---------------------

                                   PROSPECTUS
                            ------------------------

                                          , 2001

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

    Article Tenth of the Certificate of Incorporation of Harrah's Entertainment provides for indemnification of the officers and directors of Harrah's Entertainment to the full extent permitted by the Delaware General Corporation Law.

    Harrah's Entertainment has entered into Indemnification Agreements with its directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that Harrah's Entertainment will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah's Entertainment or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah's Entertainment, or is or was serving at the request of Harrah's Entertainment or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. Notwithstanding the foregoing, (i) the obligations of Harrah's Entertainment shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of Harrah's Entertainment to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah's Entertainment shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah's Entertainment, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah's Entertainment for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

    Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Harrah's Entertainment Certificate eliminates the liability of a director of Harrah's Entertainment to Harrah's Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 21.  EXHIBITS

      EXHIBITS          DESCRIPTION
---------------------   -----------
         4.1            Indenture, dated as of January 29, 2001, by and among
                        Harrah's Operating Company, Inc., Harrah's Entertainment,
                        Inc. and Bank One Trust Company, N.A.

         4.2            Registration Rights Agreement, dated as of January 29, 2001, by and among Harrah's Operating Company, Inc., Harrah's
                        Entertainment, Inc. and the initial purchasers named
                        therein.

         4.3            Form of Exchange Note (included in Exhibit 4.1).

         5.1            Opinion of Latham & Watkins.

        10.1 Purchase Agreement, dated as of January 24, 2001, by and among Harrah's Operating Company, Inc., Harrah's
                        Entertainment, Inc. and the initial purchasers named therein.

        12.1            Computation of Ratio of Earnings to Fixed Charges.

        23.1            Consent of Latham & Watkins (included in Exhibit 5.1).

        23.2            Consent of Arthur Andersen LLP.

        24.1 Power of Attorney (included on the signature page of this registration statement).

        25.1            Statement of Eligibility of Bank One Trust Company, N.A., as
                        trustee, on Form T-1.

        99.1            Form of Letter of Transmittal.

        99.2            Form of Notice of Guaranteed Delivery.

        99.3            Form of Letter to DTC Participants.

        99.4            Form of Letter to Beneficial Holders.

        99.5            Form of Letter to Clients.

        99.6            Form of Guidelines for Certification.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregated, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                         HARRAH'S OPERATING SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Operating Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on February 22, 2001.

                                                       HARRAH'S OPERATING COMPANY, INC.

                                                       By              /s/ PHILIP G. SATRE
                                                            -----------------------------------------
                                                                         Philip G. Satre
                                                                CHAIRMAN, CHIEF EXECUTIVE OFFICER,
                                                                   AND OFFICE OF THE PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip G. Satre, Colin V. Reed, and Stephen H. Brammell and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with Harrah's Operating Company, Inc., and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ PHILIP G. SATRE                   Chairman, Chief Executive
     -------------------------------------------         Officer, and Office of the  February 22, 2001
                   Philip G. Satre                       President

                  /s/ COLIN V. REED                    Director, Chief Financial
     -------------------------------------------         Officer, and Office of the  February 22, 2001
                    Colin V. Reed                        President

                 /s/ GARY W. LOVEMAN                   Director, Chief Operating
     -------------------------------------------         Officer, and Office of the  February 22, 2001
                   Gary W. Loveman                       President

                 /s/ JUDY T. WORMSER
     -------------------------------------------       Controller and Principal      February 22, 2001
                   Judy T. Wormser                       Accounting Officer

                       HARRAH'S ENTERTAINMENT SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah's Entertainment, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Las Vegas, Nevada, on February 22, 2001.

                                                       HARRAH'S ENTERTAINMENT, INC.

                                                       By              /s/ PHILIP G. SATRE
                                                            -----------------------------------------
                                                                         Philip G. Satre
                                                                CHAIRMAN, CHIEF EXECUTIVE OFFICER,
                                                                   AND OFFICE OF THE PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip G. Satre, Colin V. Reed, and Stephen H. Brammell and each of them, each whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their capacities with Harrah's Entertainment, Inc., and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
     -------------------------------------------       Director                                 , 2001
                   James B. Farley

                  /s/ JOE M. HENSON
     -------------------------------------------       Director                      February 22, 2001
                    Joe M. Henson

                   /s/ RALPH HORN
     -------------------------------------------       Director                      February 22, 2001
                     Ralph Horn

              /s/ J. KELL HOUSSELS III
     -------------------------------------------       Director                      February 22, 2001
                J. Kell Houssels III

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ GARY W. LOVEMAN                   Director, Chief Operating
     -------------------------------------------         Officer, and Office of the  February 22, 2001
                   Gary W. Loveman                       President

                 /s/ R. BRAD MARTIN
     -------------------------------------------       Director                      February 22, 2001
                   R. Brad Martin

                /s/ ROBERT G. MILLER
     -------------------------------------------       Director                      February 22, 2001
                  Robert G. Miller

                  /s/ COLIN V. REED                    Director, Chief Financial
     -------------------------------------------         Officer, and Office of the  February 22, 2001
                    Colin V. Reed                        President

     -------------------------------------------       Director                                 , 2001
                  Walter J. Salmon

                 /s/ PHILIP G. SATRE                   Director, Chairman, Chief
     -------------------------------------------         Executive Officer, and      February 22, 2001
                   Philip G. Satre                       Office of the President

                 /s/ BOAKE A. SELLS
     -------------------------------------------       Director                      February 22, 2001
                   Boake A. Sells

                /s/ EDDIE N. WILLIAMS
     -------------------------------------------       Director                      February 22, 2001
                  Eddie N. Williams

                 /s/ JUDY T. WORMSER
     -------------------------------------------       Controller and Principal      February 22, 2001
                   Judy T. Wormser                       Accounting Officer

                               INDEX TO EXHIBITS

      EXHIBITS          DESCRIPTION
---------------------   -----------
         4.1            Indenture, dated as of January 29, 2001, by and among
                        Harrah's Operating Company, Inc., Harrah's Entertainment,
                        Inc. and Bank One Trust Company, N.A.

         4.2            Registration Rights Agreement, dated as of January 29, 2001, by and among Harrah's Operating Company, Inc., Harrah's
                        Entertainment, Inc. and the initial purchasers named
                        therein.

         4.3            Form of Exchange Note (included in Exhibit 4.1).

         5.1            Opinion of Latham & Watkins.

        10.1 Purchase Agreement, dated as of January 24, 2001, by and among Harrah's Operating Company, Inc., Harrah's
                        Entertainment, Inc. and the initial purchasers named therein.

        12.1            Computation of Ratio of Earnings to Fixed Charges.

        23.1            Consent of Latham & Watkins (included in Exhibit 5.1).

        23.2            Consent of Arthur Andersen LLP.

        24.1 Power of Attorney (included on the signature page of this registration statement).

        25.1            Statement of Eligibility of Bank One Trust Company, N.A., as
                        trustee, on Form T-1.

        99.1            Form of Letter of Transmittal.

        99.2            Form of Notice of Guaranteed Delivery.

        99.3            Form of Letter to DTC Participants.

        99.4            Form of Letter to Beneficial Holders.

        99.5            Form of Letter to Clients.

        99.6            Form of Guidelines for Certification.